UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2015

Sypris Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Bullitt Lane, Suite 450

Louisville, Kentucky		40222

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 329-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 30, 2015, the Company entered into two new senior secured financing arrangements which replaced the Company's Revolving Credit and Security Agreement with PNC Bank, N.A. (“PNC”) that matured on October 30, 2015.

The two new financing arrangements (collectively, the “New Loan Agreements”) consist of (1) an Amended and Restated Loan and Security Agreement (“Revolving Credit Agreement”) with Siena Lending Group LLC (“Siena”) providing for principal borrowings of up to $15,000,000 on a revolving basis, subject to certain conditions described below, and (2) a Loan and Security Agreement with Great Rock Capital Partners Management, LLC (“GR”) providing for a term loan in the principal amount of $12,000,000 (“Term Loan”). Interest will accrue on the Revolving Credit Agreement at an annual rate of 2.50% above a “Base Rate” equal to the greatest of the “Prime Rate” published in the Wall Street Journal, the Federal Funds Rate plus 0.5%, or 3.25%, and on the Term Loan at an annual rate of 9% above the same Base Rate. The Company must also pay an unused facility fee (currently set at 0.5%) to Siena under the Revolving Credit Agreement if utilization under the facility is less than the maximum borrowing availability, among other fees due to each lender.

Loans made under the New Loan Agreements will mature and the commitments thereunder will terminate in October 2018. Specific borrowing availability levels under the New Loan Agreements are determined by a “borrowing base” collateral calculation that includes designated percentages of eligible inventory values and accounts receivable for the Revolving Credit Agreement, and, in the case of the Term Loan, designated percentages of real estate, machinery and equipment valuations, in each case less certain reserves and subject to certain other adjustments. In the case of the Term Loan, the failure to meet the designated percentages applicable to the Term Loan can require prepayment in certain circumstances.

The New Loan Agreements, attached hereto as Exhibits 10.1 and 10.2, contain a number of affirmative, negative and financial maintenance covenants, representations, warranties, events of default and remedies upon default, including acceleration and rights to foreclose on the collateral securing each lender, as more fully described in the actual documents. Among other covenants, the New Loan Agreements require the Company to use its best efforts to enter a satisfactory sale-leaseback of the Toluca, Mexico property and buildings, and upon closing any such transaction, to prepay on the Term Loan, either $5 million or all net cash proceeds, at the election of GR. (Under certain circumstances, the Company may also satisfy the foregoing requirement by depositing $5 million of such net cash proceeds into a controlled cash collateral account.) If the Company’s borrowing availability under the Revolving Credit Agreement falls below $4 million, the Company must maintain a fixed charge coverage ratio of at least 1 to 1, as measured on a trailing twelve months’ basis. Obligations under the New Loan Agreements are guaranteed by our U.S. subsidiaries and are secured by a first priority lien on substantially all assets of the Company and the guarantors.

The Company also repaid its subordinated Note, including interest, due to Meritor, Inc. (“Meritor”) in the amount of approximately $3.9 million. In connection with this repayment, Meritor acknowledged that the Company had satisfied the requirements of its previously executed Accommodation Agreement and Access Agreement with Meritor, and that those agreements have been terminated on their terms. Finally, the Company reached an agreement with Gill Family Capital Management, Inc. (“GFCM”) to extend the maturity date of the Company’s outstanding note to GFCM until January 30, 2019, which note will remain subordinated to the New Loan Agreements.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the transactions described under Item 1.01 above, the Company terminated its Revolving Credit and Security Agreement with PNC and the related security and collateral arrangements. In addition, as described above, in connection with the repayment of the Meritor Note, the Company terminated its previously disclosed Accommodation Agreement and Access Agreement with Meritor.

Item 2.03 Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number	Description of Exhibit
10.1

Amended and Restated Loan and Security Agreement dated October 30, 2015 among Siena Lending Group, LLC and Sypris Solutions, Inc., Sypris Data Systems, Inc., Sypris Electronics, LLC, Sypris Technologies, Inc., Sypris Technologies International, Inc., Sypris Technologies Kenton, Inc., Sypris Technologies Marion, LLC, Sypris Technologies Mexican Holdings, LLC, Sypris Technologies Northern, Inc., and Sypris Technologies Southern, Inc.

10.2

Loan and Security Agreement dated October 30, 2015 among Great Rock Capital Partners Management, LLC and Sypris Solutions, Inc., Sypris Data Systems, Inc., Sypris Electronics, LLC, Sypris Technologies, Inc., Sypris Technologies International, Inc., Sypris Technologies Kenton, Inc., Sypris Technologies Marion, LLC, Sypris Technologies Mexican Holdings, LLC, Sypris Technologies Northern, Inc., and Sypris Technologies Southern, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2015	Sypris Solutions, Inc.

	By:	/s/ John R. McGeeney

John R. McGeeney

Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Form of Amended and Restated Loan and Security Agreement

10.2	Form of Loan and Security Agreement